EXHIBIT 10.18
Restricted Covenants, Severance & Change in Control Agreement
This Restricted Covenants, Severance & Change in Control Agreement (“Agreement”) is effective as of May 19, 2023, by and between Patterson Companies, Inc. (the “Company”) and Samantha Bergeson (referred to herein as “Executive”) (the Company and Executive are collectively referred to herein as “Parties,” and each a “Party”).
WHEREAS, the Company desires to employ Executive to render services to the Company on the terms and conditions set forth in this Agreement; and
WHEREAS, Executive desires to be employed by the Company on such terms and conditions;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed:
1.Severance Benefits. In the event that Executive’s employment with the Company is terminated by the Company without Cause as defined in Section 1(g), Executive shall, in lieu of any other cash severance benefits under any other Company agreement, plan, policy or program, be entitled to severance benefits as follows:
a.Severance Payment. Executive shall receive cash in an amount equal to the sum of (i) one-and-one-half (1.5) times Executive’s then-current base salary and (ii) the average of Executive’s annual cash incentive compensation paid to her under the Company’s Management Incentive Compensation Plan (“MICP”) (or any other similar annual non-equity compensation plan of the Company) for each of the last three full fiscal years (or such lesser number of years for which Executive was employed by the Company) prior to the year in which Executive’s employment is terminated. In the event that Executive was not employed by the Company for the whole of any such fiscal year but received pro-rated cash incentive compensation for such fiscal year, such amount shall be annualized for computation purposes.
b.Prorated Non-Equity Incentive Compensation. Executive shall receive cash in an amount equal to her prorated through the date of termination annual cash incentive compensation under the MICP (or any other similar annual non-equity incentive compensation plan of the Company) for the fiscal year in which termination occurs based on actual performance for the fiscal year through the date of termination.
c.Continued Eligibility for Benefits Programs. Medical/Dental/ Vision/Life insurance coverage will terminate following the last day of Executive’s employment. However, Executive may elect to continue coverage for herself and her eligible dependents by electing continuation coverage under the federal law, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or applicable state law. If Executive timely elects COBRA continuation, the Company will pay for her COBRA premiums until the earlier of: (i) eighteen (18) months following the termination of Executive’s employment, pursuant to the terms of the applicable plan, (ii) the date Executive is eligible for such coverage from another employer, or (iii) such time as the reimbursement would result in the Company being subject to an excise tax for a discriminatory health insurance benefit based on the Company’s reasonable interpretation of applicable law.
d.Release Agreement. Executive shall not receive the severance benefits set forth in Sections 1(a)-(c) unless she has first signed and returned to the Company, and not rescinded pursuant to the terms thereof, a separation agreement containing a release of claims in a reasonably customary form that is provided by and reasonably acceptable to the Company (the “Release”). The severance payments in Sections 1(a) and 1(b) will be paid in equal monthly installments over the 18-month period following Executive’s termination beginning on the sixtieth (60th) day following Executive’s termination, provided that all statutory rescission periods contained in the Release have expired without revocation, and subject to provisions of Section 5(l). Where the period available to execute (and to not revoke) the Release spans more than one calendar year, the payment shall not be made until the second calendar year as required by the applicable terms of this Agreement and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
e.Forfeiture. Notwithstanding the foregoing, if Executive materially breaches any of her obligations in Section 4 hereof or the terms of the Release, the termination automatically shall be deemed one by the Company for Cause and any severance payment already made to Executive shall be determined unearned and must be promptly repaid to the Company.
f.Unvested Equity Interests. All unvested equity interests held by Executive as of the date of her termination shall terminate and be forfeited, unless those unvested grants shall be deemed to have vested in their entirety as of Executive’s termination pursuant to the terms of the applicable grant agreement and the Company’s Amended and Restated 2015 Omnibus Incentive Plan (the “Omnibus Plan”), or any successor plan thereto, if applicable.
g.Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful or repeated and material failure or refusal to perform her reasonably assigned and lawful duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), or serious neglect or willful and material misconduct in the performance of her reasonably assigned and lawful duties; (ii) Executive’s willful failure to comply with any reasonably assigned and legal directive of the Company’s Board of Directors (the “Board”); (iii) Executive’s disclosure or misuse of Confidential Information as defined in Section 4(g); (iv) Executive’s engagement in illegal conduct, embezzlement, misappropriation, fraud, dishonesty or breach of fiduciary duty, resulting in loss, damage or injury to the Company; (v) Executive’s conduct related to her employment for which either criminal or civil penalties against Executive or the Company may be sought; (vi) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction involved; or (vii) Executive’s violation of any Company policy or breach of the terms of this Agreement or any other agreement between Executive and the Company. For the avoidance of doubt, mere failure of the Company to achieve any performance goals shall not constitute “Cause.” For purposes of the first sentence of this paragraph, no act, or failure to act, on Executive’s part shall be considered willful unless done or omitted to be done, by her not in good faith or without reasonable belief that her action or omission was in the best interest of the Company.
2.Change In Control. In the event that (x) Executive’s employment with the Company is terminated by the Company without Cause or (y) Executive resigns her employment for Good Reason as defined in Section 2(f), in either case within two (2) years immediately following a Change in Control as defined in Section 2(e), Executive shall, in lieu of the payment of severance benefits under Section 1 of this Agreement or any other cash severance benefits under any other Company agreement, plan, policy or program, be entitled to severance benefits as follows:
a.Severance Payment. Executive shall receive cash in an amount equal to the sum of (i) two (2) times Executive’s then-current base salary and (ii) Executive’s target annual cash incentive compensation under the MICP (or any other similar annual non-equity compensation plan of the Company) for the fiscal year in which Executive’s employment is terminated.
b.Prorated Non-Equity Incentive Compensation. Executive shall receive cash in an amount equal to her prorated annual cash incentive compensation under the MICP (or any other similar annual non-equity incentive compensation plan of the Company) for the fiscal year in which termination occurs based on Executive’s target award through the date of termination.
c.Continued Eligibility for Benefits Programs. Medical/Dental/ Vision/Life insurance coverage will terminate following the last day of Executive’s employment. However, Executive may elect to continue coverage for herself and her eligible dependents by electing continuation coverage under the federal law, COBRA, or applicable state law. If Executive timely elects COBRA continuation, the Company will pay for her COBRA premiums until the earlier of: (i) eighteen (18) months following the termination of Executive’s employment, pursuant to the terms of the applicable plan, (ii) the date Executive is eligible for such coverage from another employer, or (iii) such time as the reimbursement would result in the Company being subject to an excise tax for a discriminatory health insurance benefit based on the Company’s reasonable interpretation of applicable law.
d.Release Agreement. Executive shall not receive the severance benefits set forth in Sections 2(a)-(c) unless she has first signed and returned to the Company, and not rescinded pursuant to the terms thereof, the Release. The severance payments in Sections 2(a) and 2(b) will be paid in a lump sum on the sixtieth (60th) day following Executive’s termination, provided that all statutory rescission periods contained in the Release have expired without revocation, and subject to provisions of Section 5(l). Where the period available to execute (and to not revoke) the release spans more than one calendar year, the payment shall not be made until the second calendar year as required by the applicable terms of this Agreement and Section 409A of the Code.
e.Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, provided, that the acquisition of additional securities by any person or group that owns 50% or more of the voting power prior to such acquisition of additional securities shall not be a Change in Control; (ii) during any 12-month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (x) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board) and such merger or consolidation is consummated; or (iv) the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets and such sale or disposition is consummated.
f.Good Reason. For purposes of this Agreement, “Good Reason” shall mean any refusal to accept: (i) a material diminution in Executive’s base compensation, which for purposes of this Agreement will mean a reduction of 10% or more in Executive’s base salary plus MICP target; (ii) discontinuation of eligibility to participate in a material long-term cash or equity award or equity-based grant program (or in a comparable substitute program) in which other officers of the Company are generally eligible to participate; (iii) any material diminution of authority, duties or responsibilities, including any change in the authority, duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s then-current position(s), authority, duties and responsibilities with the Company or any subsidiary; provided, however, that “Good Reason” will not be deemed to exist pursuant to this clause (iii) solely on account of the Company no longer being a publicly traded entity or solely on account of a change in the reporting relationship of Executive; or (iv) a material adverse change in the geographic location at which the Company requires Executive to be based as compared to the location where Executive was based immediately prior to the change, which for purposes of this Agreement will mean: (x) a relocation that results in an increase in the commuting distance from Executive’s principal residence to her new job location of more than 50 miles, or (y) a relocation that requires Executive to relocate her principal residence.
Notwithstanding the foregoing, however, “Good Reason” will not be deemed to exist as a result of any of the actions stated in clauses (i) or (ii) above to the extent that such actions are in connection with an across-the-board change or termination that equally affects at least ninety percent (90%) of all officers of the Company, and an act or omission will not constitute a “Good Reason” unless Executive gives written notice to the Company of the existence of such act or omission within ninety (90) days of its initial existence, the Company fails to cure the act or omission within thirty (30) days after the notification, and actual termination of employment occurs within two (2) years of the initial existence of the act or omission.
g.Forfeiture. Notwithstanding the foregoing, if Executive materially breaches any of her obligations in Section 4 hereof or the terms of the Release, the termination automatically shall be deemed one by the Company for Cause and any severance payment already made to Executive shall be determined unearned and must be promptly repaid to the Company.
h.Unvested Equity Interests. All unvested equity interests held by Executive as of the date of her termination shall be governed by the terms of the applicable grant agreement and the Omnibus Plan, or any successor plan thereto, if applicable.
i.Section 280G. Notwithstanding anything to the contrary herein contained, under no circumstances shall the payments made to Executive pursuant to Section 2 result in an “excess parachute payment” as defined under Section 280G of the Code. To the extent that such payments could result in an “excess parachute payment,” the payments shall be reduced to avoid such result, the manner of which reduction shall be in the discretion of the Board. Any amounts reduced pursuant to this Section 2(i) shall be deemed forfeited by Executive, and Executive shall have no authority whatsoever to determine the order in which benefits under this Agreement shall be so reduced.
3.Executive Agreements. In exchange for the severance benefits set forth in Sections 1(a)-(c) and Sections 2(a)-(c), Executive agrees as follows:
a.Non-Encouragement Provision. Executive agrees that during her employment with the Company and thereafter she will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.
b.Cooperation in Transitional Matters. After Executive’s employment ends, Executive agrees to make herself reasonably available to the Company thereafter without additional compensation to answer questions, provide information and otherwise reasonably cooperate with the Company in any pending or transitional matters on which Executive has worked or about which Executive may have personal knowledge. Executive agrees to reasonably cooperate with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company.
c.Non-competition and Notification. During Executive’s employment with the Company and for the Restricted Period as defined below, Executive agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada, the United Kingdom or any additional geographic markets the Company enters, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., Amazon.com, Inc., MWI Veterinary Supply, Inc., AmerisourceBergen Corp., and Covetrus, Inc.) or any other business which offers, markets or sells any service or product that competes indirectly with any services or products of the Company (a “Competing Business”). The “Restricted Period” shall be twenty four (24) months following the voluntary or involuntary termination of Executive’s employment for whatever reason. By way of example, but not by way of limitation, any service or product that competes directly or indirectly with any services or products of the Company includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Executive shall be deemed to be interested in a Competing Business if she is engaged or interested in such Competing Business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest in the Competing Business is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.
In the event that Executive obtains new employment prior to expiration of the Restricted Period, Executive shall: (i) disclose this Agreement to her new employer prior to beginning the employment; and (ii) notify the Company of the identity of her new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.
Executive agrees that the foregoing restrictions are in consideration of the consideration offered in this Agreement, and that the restrictions are reasonable and necessary for the purpose of protecting the Company’s legitimate business interests. Executive agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.

Executive further agrees that the remedy of damages at law for breach by Executive of any of the covenants and obligations contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by Executive of the covenants and obligations in this Agreement would cause the Company, or any company with which the Company has a business relationship, Executive agrees that if she breaches or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Executive and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.
d.Non-Solicitation of Customers, Suppliers, or Distributors. Executive agrees that during her employment with the Company and during the Restricted Period, Executive shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
e.Non-Solicitation of Employees. Executive agrees that during her employment with the Company and during the Restricted Period, Executive shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this Section 4(e) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 4(e).
f.Non-Disparagement Provision. Executive agrees that during her employment with the Company and thereafter, Executive will not make any disparaging or damaging statements about the Company, its products, services or management, whether or not libelous or defamatory, provided that this provision shall not affect Executive’s right to provide truthful information to any governmental entity. Similarly, the Board shall not at any time, whether during or after the termination of Executive’s employment with the Company, make any disparaging or damaging statements concerning Executive whether or not libelous or defamatory, provided that this provision shall not affect the Company’s right to provide truthful information to any governmental entity.
g.Confidential Information. Executive acknowledges that in the course of her employment with the Company, she will have access to Confidential Information.

“Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; customer and prospect information including, without limitation, customer and prospect lists, purchase and order histories, and equipment pipelines; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results; legal strategies and information; marketing plans and strategies; pricing plans and strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that Executive will learn, receive or use at any time during her employment with the Company, whether or not such information has been previously identified as confidential or proprietary.
Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.
Confidential Information does not include information that: (i) is in or becomes part of the public domain or information generally known in the trade, other than as a result of a disclosure by or through Executive in violation of this Agreement or by a third-party in breach of a confidentiality obligation; (ii) information that Executive acquires or independently develops completely independently of her employment with the Company; (iii) is lawfully disclosed to Executive by a third party provided the third party did not receive it due to a breach of this Agreement or any other obligation of confidentiality; (iv) was lawfully in Executive’s possession prior to providing services for the Company, provided that said information was not obtained from the Company; or (v) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding; provided that prior to making any such required disclosure, Executive shall notify the Company in sufficient time to permit the Company to seek an appropriate protective order.
Executive agrees that she shall not, at any time during her employment with the Company or thereafter, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Executive shall not use or disclose any Confidential Information at any time without the Company’s prior written consent. This Agreement shall not limit any obligations Executive may have under any other employee confidentiality agreement with the Company or under applicable law nor shall it limit her right to provide truthful information to any governmental agency, including, for example, the Securities and Exchange Commission (“SEC”), as part of a complaint or investigation proceeding conducted by the SEC.

h.Defend Trade Secrets Act of 2016. Executive understands that if she breaches the provisions of Section 4(g) above, Executive may be liable to the Company under the federal Defend Trade Secrets Act of 2016 (“DTSA”). Executive further understands that by providing her with the following notice, the Company may recover from Executive its attorney fees and exemplary damages if it brings a successful claim against Executive under the DTSA: Under the DTSA, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a)(i) in confidence to a federal, state, or local governmental official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.
i.Return of Documents, Materials, and Property. Executive agrees that at the end of her employment with the Company, or at the Company’s earlier request, she will return all originals and copies of any documents, materials or other property of the Company and the Company’s customers, whether generated by Executive or any other person on her behalf or on behalf of the Company or its customers. This includes all copies and all materials on paper, on disk, on a computer, or in any computerized or electronic medium. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Executive by the Company, purchased or leased at the expense of the Company, or produced by the Company or Executive in connection with Executive’s employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of Company property, whether in tangible or intangible form, are also the property of the Company. Executive agrees that she will not retain any paper or electronic copies of these documents and materials.
Executive agrees that, following the termination of her employment with the Company, the Company may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to her. Notwithstanding the foregoing, the Company shall not open any mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to Executive if it is readily apparent that such mail is a personal item, in which case the Company will promptly forward such mail to Executive without opening it; provided, however, that this provision does not create any reasonable expectation of privacy on behalf of Executive in her use of the Company’s communications and technology systems.

j.Class Action Waiver and Arbitration Agreement. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration, other than claims of sexual assault or sexual harassment according to the federal End Forced Arbitration of Sexual Assault and Sexual Harassment Claims Act. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The Parties agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
k.Reasonable and Necessary. Executive acknowledges that she is a key employee of the Company and that Executive participates in and contributes to key phases of the Company’s operations. Executive agrees that the covenants provided for in this Section 4 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected. Executive agrees that the provisions of this Section 4 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Executive may be bound. Executive further acknowledges that the restrictions contained in this Section 4 shall not impose an undue hardship on her since she has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Executive of her livelihood. In exchange for Executive agreeing to be bound by these reasonable and necessary covenants, the Company is providing Executive with the benefits as set forth in this Agreement. Executive acknowledges and agrees that these benefits constitute full and adequate consideration for her obligations hereunder.
l.Company Defined. For purposes of this Section 4, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
m.Survival. Notwithstanding any termination of this Agreement or Executive’s employment with the Company, Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of her employment, irrespective of whether Executive is eligible for severance benefits under Section 1 or 2 of this Agreement.
n.Company Policies. Executive agrees that during her employment with the Company and thereafter, Executive shall be subject to and shall abide by each of the personnel policies applicable to officers of the Company, including without limitation any policy restricting pledging and hedging investments in Company equity by Company officers, and any policy the Company adopts regarding recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable stock exchange listing rules.
4.General Provisions. This Agreement is subject to the following general provisions:
a.Consideration. Executive acknowledges that the consideration offered in this Agreement is good and valuable consideration in exchange for the terms of this Agreement.
b.Effect of Breach. Executive agrees that it would be impossible to measure in money the damages caused by the irreparable harm the Company would suffer for any breach by her of the terms of this Agreement. Accordingly, Executive agrees that if the Company institutes any action or proceeding to enforce the terms of this Agreement, the Company shall be entitled to temporary and permanent injunctive or other equitable relief to enforce the provisions of this Agreement, such relief may be granted without the necessity of proving actual damages, Executive hereby waives to the extent permitted by law the claim or defense that the Company has an adequate remedy at law, and Executive shall not argue in any such action or proceeding that any such remedy at law exists. This provision with respect to equitable relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief. Executive agrees that she shall reimburse the Company for its attorney fees and costs incurred in seeking to enforce the terms of this Agreement.
c.Notice. Any notice required or permitted to be given under this Agreement shall be deemed to have been delivered on the date following the day the notice is deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed as follows:
If to Executive:
Samantha Bergeson
781 Sweetbriar Lane
Red Wing, MN 55066

or such other address as Executive elects by giving to the Company not less than 30 days advance written notice.
If to the Company:
Donald J. Zurbay
President and Chief Executive Officer
Patterson Companies, Inc.

1031 Mendota Heights Road
St. Paul, MN 55120
or such other address as the Company elects by giving to Executive not less than 30 days advance written notice.
d.Conflicting Agreements. Executive hereby represents that Executive is not subject to any non-competition agreement, non-disclosure agreement, or any other kind of agreement or duty that would prohibit or restrict Executive from vigorously and fully performing services for the Company.
e.Waiver. The waiver by either Party of the breach or nonperformance of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or, in the case of the Company, any similar agreement with any other employee.
f.Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy. Executive expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
g.Enforceable Contract. The Parties agree that this Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.
h.Exclusivity of and Consent to Jurisdiction. Subject to the arbitration provisions of Section 4(j) of this Agreement, Executive and the Company agree that the courts of Minnesota shall have exclusive judicial jurisdiction over disputes concerning this Agreement. The Parties specifically consent to the jurisdiction of the state and federal courts of Minnesota. Accordingly, Executive and the Company submit to the personal jurisdiction of such courts for purposes of this Agreement.
i.Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

j.Successors and Assigns. Executive may not assign this Agreement to any third party for whatever purpose and any such purported assignment shall be void. The Company may assign this Agreement to any successor or assign.
k.Entire Agreement. Except for the agreements described herein, this Agreement contains the entire agreement between the Parties relating to Executive’s employment by the Company and supersedes all prior agreements and understandings, whether written or oral, between the Parties relating to such employment. This Agreement may not be amended or changed except in writing executed by both Parties.
l.Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Executive and the Company agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Code in a manner that will preclude the imposition of penalties described in Section 409A of the Code. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Section 409A of Code. Executive’s termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A of Code; provided, that in no event shall the Company have any obligation to indemnify Executive from the effect of any taxes under Section 409A of the Code.
If any payment or benefit provided to Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
m.Clawback. The Company may terminate Executive’s right to the unvested equity compensation under Section 3, and may require reimbursement to the Company by Executive of any incentive compensation previously paid or vested within the prior 12-month period pursuant to any applicable incentive compensation plan or award agreement, in the event: (i) of a willful or reckless breach by Executive of her obligations under Section 4 of this Agreement; (ii) of Executive’s misconduct constituting Cause as defined in Section 1(g) of this Agreement; or (iii) Executive is obligated to disgorge to or reimburse the Company for such compensation paid or payable to Executive by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-

Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay.
n.Withholding. The Company shall withhold from the compensation payable to Executive hereunder all appropriate deductions necessary for the Company to satisfy its withholding obligations under federal, state and local income and employment tax laws.
o.Acknowledgement. Executive affirms that she has read this Agreement and that the provisions of this Agreement are understandable to her and Executive has entered into this Agreement freely and voluntarily.

EXHIBIT 10.18

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Effective Date: May 19, 2023
Samantha Bergeson

PATTERSON COMPANIES, INC.

Effective Date: May 19, 2023    By:
Donald J. Zurbay
Chief Executive Officer

[Signature Page to Restricted Covenants, Severance & Change in Control Agreement by and between Patterson Companies, Inc. and Samantha Bergeson, effective May 19, 2023]